Exhibit 99.5

EXCHANGE AND LIQUIDATION AGREEMENT

This EXCHANGE AND LIQUIDATION AGREEMENT, dated as of July 31, 2015 (this “Agreement”), is made between Arlon Capital Partners LP ("ACP"), Arlon Capital Partners II LP ("ACP II") and Arlon Capital Partners General Partner II LP ("ACP II GP", and together with ACP and ACP II, the “Parties”).

WHEREAS, ACP, in order to facilitate the liquidation of ACP II, has created a separate class ("Class 2") of limited partnership interests in ACP for the limited partners of ACP II ("Class 2 LP Interests") with respect to which the general partner of ACP II (the "ACP II Existing GP") shall hold the general partner interest ("Class 2 GP Interest") upon the consummation of the transactions contemplated by this Agreement;

WHEREAS, upon the approval of each of the limited partners of ACP II LP (the "ACP II LPs"), ACP II desires to contribute 100% of its assets and liabilities to ACP in exchange for (i) the Class 2 LP Interests, thereby becoming a limited partner of ACP, and (ii) the Class 2 GP Interest (the "Exchange"), which ACP II shall hold until the Liquidating Distribution (defined herein); and

WHEREAS, immediately upon the consummation of the Exchange, ACP II desires to liquidate according to a plan of liquidation whereby (a) ACP II will distribute to each ACP II LP a Class 2 LP Interest that shall be equal to the net asset value of each ACP II LP's limited partnership interest in ACP II immediately before the Exchange and (b) ACP II will distribute the Class 2 GP Interest to the ACP II GP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1            Exchange. Upon the terms and subject to the conditions set forth in this Agreement, (a) ACP II hereby assigns, conveys, transfers and delivers to ACP, and ACP hereby accepts from ACP II, all of ACP II's right, title and interest in and to the assets and liabilities of ACP II; and (b) ACP hereby issues and delivers to ACP II, and ACP II hereby accepts from ACP, the Class 2 LP Interests and the Class 2 GP Interest. The Parties shall execute any and all documents required to validly effect the transactions contemplated by this Agreement.

2            Plan of Liquidation. Immediately upon the consummation of the Exchange, ACP II shall liquidate according to the following plan of liquidation (the "Plan"), which is hereby adopted as a resolution of the ACP II GP, and which shall be effective upon the filing of a certificate of cancellation with the Secretary of State of the State of Delaware (the "Effective Time"):

a.	Upon and after the Effective Time, ACP II shall not engage in any business activities except for the purposes of preserving the value of its assets, winding up its business and affairs, and distributing its assets in accordance with the Plan and the Delaware Limited Partnership Act, as amended.

b.	All assets remaining shall be distributed to the ACP II LPs and the ACP II GP as follows: (i) ACP II shall distribute to each ACP II LP a Class 2 LP Interest that shall be equal to the net asset value of each ACP II LP's limited partnership interest in ACP II immediately before the Exchange and (ii) ACP II shall distribute the Class 2 GP Interest to the ACP II GP (the "Liquidating Distribution").

c.	Except as otherwise provided by the ACP II GP, any officer of the ACP II GP shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as he may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to effectuate the Plan. Except as otherwise provided by the ACP II GP, any officer of the ACP II GP may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the dissolution, complete liquidation and termination of existence of ACP II, and the distribution of its assets to its partners in accordance with the laws of the State of Delaware.

3            Binding Effect; Third Party Beneficiaries; Entire Agreement. This Agreement shall be binding upon, and shall inure to, the benefit of Parties and their respective successors and assigns. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person or entity other than the Parties any rights, remedies, or other benefits under or by reason of this Agreement. This Agreement is intended by the Parties as a final expression of their agreement, is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the Parties with respect to the subject matter contained herein.

4            Governing Law. This Agreement and the rights and obligations of the Parties shall be interpreted, construed and enforced in accordance with the laws of the state of Delaware, without regard to its conflict of laws principles.

5            Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

6            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ARLON CAPITAL PARTNERS LP

By: Arlon Capital Partners General Partner LP

By: Arlon Capital Partners Management Company LLC, its general partner

By:	/s/ David A. Tanner

Name: David A. Tanner
Title: Managing Director

ARLON CAPITAL PARTNERS II LP

By: Arlon Capital Partners General Partner II LP

By: Arlon Capital Partners Management Company LLC, its general partner

By:	/s/ David A. Tanner

Name: David A. Tanner
Title: Managing Director

ARLON CAPITAL PARTNERS GENERAL PARTNER II LP

By: Arlon Capital Partners Management Company LLC, its general partner

By:	/s/ David A. Tanner

Name: David A. Tanner
Title: Managing Director